Exhibit 10.13

CATTLE SUPPLY AND FEEDING AGREEMENT

This Agreement dated as of October 23, 2008 is between Five Rivers Ranch Cattle Feeding LLC, a Delaware limited liability company (hereinafter referred to as “FRR”), and J&F Oklahoma Holdings Inc., a Delaware corporation (hereinafter referred to as “J&F”).

FRR and J&F hereby agree as follows:

1. Cattle. This Agreement governs all cattle on FRR’s feed yards that are owned by J&F (“Cattle”). Beginning on June 23, 2009 or such earlier date on which FRR’s feed yards are at least 85% full of Cattle and ending on October 23, 2011 (the “Supply Period”), J&F agrees to maintain sufficient Cattle on FRR’s feed yards so that such feed yards are at least 85% full of Cattle at all times. Prior to the start of the Supply Period, J&F agrees to use commercially reasonable efforts to maximize the amount of Cattle on FRR’s feed yards until such feed yards are 85% full of Cattle. The term of this Agreement shall commence on the date hereof and continue through the date that the last of the Cattle on FRR’s feed yards as of the last day of the Supply Period are shipped to J&F, a packer or another third party (the “Term”).

2. Obligations of FRR for Care and Feeding. FRR agrees to feed and care for, or cause to be fed and cared for, the Cattle in accordance with the standards of care and responsibility appropriate to the custom cattle feeding industry and generally regarded as good animal husbandry practices. Title to all Cattle delivered to FRR pursuant to this Agreement shall not transfer to FRR, but shall remain with J&F until sold to a packer or another third party. The Cattle, wherever located or situated during the Term, will be kept segregated and identified in accordance with standard industry practices, and FRR shall maintain accurate and reasonably detailed records applicable thereto, so that the Cattle shall be at all times identifiable. FRR shall furnish, or cause to be furnished, all labor, feeding accommodations, equipment and all reasonable, ordinary and necessary veterinary services required for the proper care and feeding of the Cattle. FRR shall also make available at the request of J&F (but in any event no less frequently than monthly) an updated yardsheet report listing lot number, current headcount, deads, realizers, day on feed, consumption and estimated weight with respect to the Cattle. Unless otherwise directed in writing by J&F, FRR shall maintain and feed, or cause to be maintained and fed, the Cattle until they reach a proper marketable weight or condition to meet J&F’s specifications. FRR shall sell and ship all Cattle as directed by J&F. FRR is authorized and directed to make a prudent sale or salvage disposition, at its discretion, of the Cattle that become non-performers while in the custody of FRR. In the event of any sales, FRR will account to J&F for the proceeds of such sales no less frequently than monthly or as otherwise required by law. Upon the sale of Cattle, FRR agrees to promptly notify J&F of the date of shipment and other pertinent information.

In consideration of the foregoing agreements and undertakings by J&F, FRR agrees to advance on behalf of J&F services, feed, vitamins, minerals and medicine of the type typically furnished by FRR in accordance with FRR’s standard cattle feeding arrangements.

3. Charges. J&F agrees to pay FRR the following feedyard charges (“Charges”):

(a) Medicine and animal health at FRR’s cost, including vaccinations, implants and tags;

(b) Yardage fee per head of Cattle per day as set forth in Section 4 hereof; provided that, during the Supply Period, the yardage fee shall be calculated based on the greater of (i) the actual head of Cattle and (ii) the minimum head of Cattle required by Section 1 hereof;

(c) Processing chute charges at FRR’s cost each time processed or reimplanted; and

(d) Feed charges at FRR’s cost.

4. Yardage Fee. The yardage fee shall initially be $0.37 per head per day. The yardage fee shall be reset upon each anniversary of the date of this Agreement as agreed to by the parties. Within sixty (60) days after each anniversary of the date of this Agreement, if J&F has met its obligations under Section 1 hereof and has made all payments due under this Agreement, FRR shall pay to J&F a rebate of yardage fees equal to $0.06 per head per day for the year that ended on such anniversary.

5. Payments Due. FRR shall invoice J&F monthly for the Charges and payment shall be made within thirty (30) days of receipt of such invoice. If a payment amount is not received by FRR by such date, then a late payment charge equal to one percent (1.0%) per month shall be paid by J&F on all amounts due but not received by FRR on or before the due date.

6. Proceeds of Sale. J&F grants FRR the authority, pursuant and subject to the terms of Section 2 hereof, to (i) live price or (ii) price on a carcass grade and yield based program in accordance with the terms and conditions of FRR’s grid agreements with packers and, consequently, to: (a) sell the Cattle as J&F’s agent and not as a broker or dealer from time to time on behalf of J&F to any packer or third party and (b) deliver a bill of sale with respect to any such Cattle. Further, J&F acknowledges and agrees that FRR has an agister’s lien on the Cattle pursuant to applicable state laws, as amended from time to time, for all unpaid Charges and late payment charges, which agister’s lien has been subordinated to the Agent’s (as defined below) right, title and interest in and to the Cattle.

7. Coordinators. FRR will designate one person per feedyard as the contact at such feedyard for J&F, and J&F will designate one person to coordinate with designated feedyard personnel.

8. Representations and Warranties of J&F. J&F hereby represents and warrants that:

(a) The undersigned has full power and authority to execute this Agreement on behalf of J&F and this Agreement constitutes a legal, valid and binding agreement of J&F, enforceable in accordance with its terms;

(b) There is no claim, loss contingency, litigation, or proceeding whether or not pending, threatened, or imminent against or otherwise affecting J&F which may result in a material adverse change in the business, properties, or condition, financial or otherwise, of J&F; and

(c) The Cattle are free against all claims and demands of all persons, firms and associations, and the Cattle have not been mortgaged, encumbered or subject to a prior security interest granted in such Cattle except pursuant to the Security Agreement dated as of October 7, 2008 in favor of Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., as agent (the “Agent”).

9. J&F Indemnity. Unless arising directly from FRR’s, gross negligence, willful misconduct or breach of this Agreement, J&F agrees to indemnify and hold FRR and its subsidiaries, affiliates, officers, agents, employees and representatives, harmless from, and to assume all responsibility for, any and all claims, damages, losses, causes of action, and liability of every kind related to the Cattle or this Agreement, including all reasonable legal expenses, whether in litigation or otherwise and court costs and fees, including but not limited to claims arising out of or in any way related to a breach of a representation or warranty made by J&F and claims by persons claiming any interest in the Cattle, including owners, lenders or buyers of the Cattle. J&F agrees to pay the expense of defending such claims as these expenses are incurred, although FRR shall retain the control of the defense, including the right to choose counsel; provided that, FRR shall not agree to a settlement without the consent of J&F. It is the express intention of J&F to indemnify and protect FRR from the consequences of all claims, liabilities, expenses, and damages described in this Section 9 under all legal causes of action, unless those claims are due to FRR’s gross negligence, willful misconduct or breach of this Agreement.

10. Representations and Warranties of FRR. FRR hereby represents and warrants that:

(a) The undersigned has full power and authority to execute this Agreement on behalf of FRR and this Agreement constitutes a legal, valid and binding agreement of FRR, enforceable in accordance with its terms; and

(b) There is no claim, loss contingency, litigation, or proceeding whether or not pending, threatened, or imminent against or otherwise affecting FRR which may result in a material adverse change in the business, properties, or condition, financial or otherwise, of FRR.

11. Risk of Loss. All risk of loss of the Cattle remains with J&F and all Charges shall be payable by J&F to FRR as noted herein regardless of whether any of such Cattle die, become sick or fail to gain the weight contemplated by J&F. Notwithstanding anything in this Agreement to the contrary, J&F agrees that FRR shall have no liability to J&F arising out of the performance of this Agreement for any injury, damage, loss or death of the Cattle except as may be due to gross negligence, willful misconduct or breach of this Agreement of or by FRR. It is agreed that no presumption of negligence shall arise and that the standard of care to be exercised by FRR shall be only that degree of care exercised by an ordinary prudent feedyard operator in

FRR’s trade area. Notwithstanding the foregoing provisions of this Section 11, if there is any claim for injury, damage, loss or death of the Cattle that should be made under any insurance policies held by or for the benefit of FRR, then FRR shall promptly file all such claims (or cause such claims to be filed) and remit any payments made under such policies that relate to the Cattle to J&F as promptly as reasonably practicable following receipt of such payment.

12. No Warranties by FRR. NEITHER FRR NOR ITS REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS ABOUT ANY EVENTUAL MARKET FOR, SALES PRICE OF, OR GRADE AND YIELD POTENTIAL OF THE CATTLE. NEITHER FRR NOR ITS REPRESENTATIVES GUARANTEES OR REPRESENTS THAT J&F WILL NOT LOSE MONEY, WHETHER DUE TO DISEASE, ECONOMIC CONDITIONS, CATTLE PERFORMANCE, OR ANY OTHER CAUSE WHATSOEVER. J&F HAS RELIED SOLELY ON ITS OWN JUDGMENT IN ENTERING INTO THIS AGREEMENT, AND WILL DO SO IN MAKING ALL DECISIONS ABOUT THE CATTLE, INCLUDING THE PURCHASE AND SALE THEREOF. IN NO EVENT SHALL FRR BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUE, IN TORT OR CONTRACT, OR OTHERWISE.

13. Confidentiality. Each party agrees that this Agreement is confidential between the parties and is proprietary to the parties hereto. Each party shall hold the same in confidence, shall not use the Agreement other than for the purposes of its business with the other party and its affiliates and shall disclose it only to its officers, directors, employees or agents with a specified need to know.

14. Successor and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, administrators, successors and assigns of FRR and J&F; provided however, J&F may not assign this Agreement without the prior written consent of FRR and FRR may not assign this Agreement without the prior written consent of J&F. Any unauthorized assignment shall be null and void.

15. Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado. The Parties agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law.

16. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated herein and such understanding shall not be modified except in writing signed by the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

Five Rivers Ranch Cattle Feeding LLC		J&F Oklahoma Holdings Inc.

By: MF Cattle Feeding, Inc., its member

By:	/s/ William G. Trupkiewicz	By:	/s/ Wesley Mendonça Batista
Its:	William G. Trupkiewicz	Its:
Date:	Secretary	Date: